Exhibit 2.2

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of May 24, 2012 (this “Agreement”), is entered into between VCPH HOLDING CORP., a Delaware corporation (“Assignor”), and WOLVERINE HEALTHCARE ANALYTICS, INC., a Delaware corporation (“Assignee”).

WHEREAS, Assignor is a party to the Stock and Asset Purchase Agreement, dated as of April 23, 2012 (as may be amended from time to time, the “Purchase Agreement”), among Thomson Reuters U.S. Inc., a Delaware corporation, Thomson Reuters Global Resources, an unlimited company organized under the laws of the Republic of Ireland, and Assignor;

WHEREAS, Assignee is a wholly owned subsidiary of Assignor and constitutes an “affiliate” of Assignor (as such term is used in the Purchase Agreement);

WHEREAS, pursuant to Section 11.01 of the Purchase Agreement, Purchaser may assign any of its rights, interests or obligations thereunder to one or more affiliates, so long as such assignment shall not relieve Assignor of its obligations under the Purchase Agreement or alter in any way the rights, interests or obligations of Seller Parties (as defined in the Purchase Agreement) under the Purchase Agreement;

WHEREAS, in accordance with and subject to the terms of the Purchase Agreement, Assignor and Assignee have agreed to execute this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1 Definitions. All capitalized terms not otherwise defined in this Agreement, as used in this Agreement, shall have the respective meanings ascribed to such terms in the Purchase Agreement.

SECTION 2 Wholly Owned Subsidiary and Affiliate. Assignor and Assignee represent, warrant and covenant to TRUSI that Assignee is, and at all times prior to and through the Closing will be, a wholly owned subsidiary and affiliate of Assignor.

SECTION 3 Assignment. For good and valuable consideration, the sufficiency of which is hereby acknowledged, Assignor hereby sells, assigns, grants, conveys and transfers to Assignee all of Assignor’s rights and interests under the Purchase Agreement. Assignee hereby accepts such assignment and assumes all of Assignor’s obligations under the Purchase Agreement and agrees to pay, perform and discharge, as and when due, all of the obligations of Assignor under the Purchase Agreement; provided that such assignment shall not relieve Assignor of its obligations under the Purchase Agreement or alter in any way the rights, interests or obligations of Seller Parties under the Purchase Agreement (and, if it shall cause any such alteration, such assignment shall be null and void ab initio).

SECTION 4 Purchase Agreement Governs. Notwithstanding any other provisions of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations set forth in the Purchase Agreement, if any, nor shall this Agreement expand or enlarge any remedies under the Purchase Agreement.

SECTION 5 Miscellaneous. The provisions of Sections 11.07, 11.09, 11.10 and 11.11 of the Purchase Agreement shall apply, mutatis mutandis, to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Agreement as of the date first written above.

VCPH HOLDING CORP.

By:	/s/ Robert B. McKeon
Name:	Robert B. McKeon
Title:	Authorized Signatory

WOLVERINE HEALTHCARE ANALYTICS, INC.

By:	/s/ Robert B. McKeon
Name:	Robert B. McKeon
Title:	Authorized Signatory

[Signature Page to Assignment and Assumption Agreement]

IN WITNESS WHEREOF, TRUSI has duly acknowledged this Agreement as of the date first written above.

THOMSON REUTERS U.S. INC.

By:	/s/ Andrew Perrin
Name: Andrew Perrin
Title: Vice President - Treasury, Global Head of Pensions and Investments